Exhibit 4.4.5

STOCK OPTION AWARD AGREEMENT

DOW INC. 2019 STOCK INCENTIVE PLAN

The individual (“Grantee”) named in the accompanying award letter for [YEAR] grants (the “Notice”) has been granted a stock option (this “Option” or this “Award”) to purchase a specified number of shares of Dow Inc. common stock, par value $0.01 per share (the “Shares”), as set forth in the Notice. This Option is subject to the provisions of the Dow Inc. 2019 Stock Incentive Plan (the “Plan”), the Notice, and the Stock Option Award Agreement (together with the Notice, the “Agreement”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms in the Plan. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

1.    Grant of Option. The Company has granted to the Grantee, as of the Date of Grant specified in the Notice, a stock option to purchase from the Company the number of Shares set forth in the Notice at the Exercise Price specified in the Notice, subject to the provisions of the Plan and this Agreement.

2.    Vesting and Exercisability. Subject to Sections 3, 4, and 6 below, this Option shall vest and become exercisable in accordance with the vesting schedule set forth in the Notice and shall immediately cease to vest or become exercisable upon the date the Grantee’s Continuous Service is terminated for any or no reason (such date, the “Termination Date”), with (a) any vested portion of this Option that remains unexercised as of the ninetieth (90th) day after the Termination Date to be immediately cancelled and forfeited by the Grantee as of such date (or, if earlier, the Date of Expiration set forth in the Notice) and (b) any unvested portion of this Option to be immediately cancelled and forfeited by the Grantee as of the Termination Date.

3.    Termination of Continuous Service.

a.    Death and Disability.

i.    Default Rule. In the event Grantee’s Continuous Service terminates due to death or Disability, this Option shall continue to vest and become exercisable in accordance with the vesting schedule set forth in the Notice, as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

ii.    Grants in Year of Termination. Notwithstanding the foregoing in this Section 3(a), if the Grantee’s Termination Date occurs in the same calendar year as the Date of Grant, this Option shall instead vest and become exercisable only with respect to the number of Shares determined by multiplying the total number of Shares subject to this Option by a fraction, the numerator of which is the number of completed calendar months in such calendar year during which Grantee remained in Continuous Service, and the denominator of which is twelve. Such prorated portion shall vest and become exercisable ratably in accordance with the vesting schedule set forth in the Notice. The remaining unvested portion of this Option (if any) shall be immediately canceled and forfeited without consideration.

iii.    Exercisability. The vested and exercisable portion of this Option (including any portion that vests and becomes exercisable following the termination of Continuous Service pursuant to this Section 3(a)), shall remain exercisable until the Date of Expiration set forth in the Notice.

b.    Age and Service Requirements.

i.    Default Rule. In the event Grantee’s Continuous Service terminates after the Grantee has satisfied the Age and Service Requirements, this Option shall become exercisable in accordance with the vesting schedule set forth in the Notice, as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

ii.    Grants in Year of Termination. Notwithstanding the foregoing in this Section 3(b), if the Grantee’s Termination Date occurs in the same calendar year as the Date of Grant and the Grantee has been in Continuous Service for at least six months during such calendar year, this Option shall instead vest and become exercisable only with respect to the number of Shares determined by multiplying the total number of Shares subject to this Option by a fraction, the numerator of which is the number of completed calendar months in such calendar year during which Grantee remained in Continuous Service, and the denominator of which is twelve. Such prorated portion shall vest and become exercisable ratably in accordance with the vesting schedule set forth in the Notice. The remaining unvested portion of this Option (if any) shall be immediately canceled and forfeited without consideration. If the Grantee has been in Continuous Service for less than six months during such calendar year, this Option shall be immediately canceled and forfeited without consideration as of the Termination Date.

iii.    Exercisability. The vested and exercisable portion of this Option (including any portion that vests and becomes exercisable following the termination of Continuous Service pursuant to this Section 3(b)), shall remain exercisable until the Date of Expiration set forth in the Notice.

iv.    Involuntary Separation from Service. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in the event a Grantee who has satisfied the Age and Service Requirements terminates employment involuntarily in a manner that makes the Grantee entitled to receive severance benefits pursuant to a severance plan maintained by the Company or a Subsidiary, and provided that the Grantee satisfies all conditions applicable to the payment of such severance (including, without limitation, any release condition), then this Option shall be subject to the treatment set forth in subparagraphs (i)-(iii) above, and not the treatment described in Section 3(c) below.

c.    Involuntary Separation from Service.

i.    Default Rule. In the event the Grantee’s Continuous Service terminates in a manner that makes the Grantee entitled to receive severance benefits pursuant to a severance plan maintained by the Company or a Subsidiary, and provided that the Grantee satisfies all conditions applicable to the payment of such severance (including, without limitation, any release condition), this Option shall vest on a pro-rata basis determined by multiplying the number of Shares subject to this Option by a fraction, the numerator of which is the number of completed calendar months worked during the vesting period, and the denominator of which is equal to the number of months in the vesting period. The remaining unvested portion of this Option (if any) shall be immediately cancelled and forfeited without consideration as of the Termination Date.

ii.    Grants in Year of Termination. Notwithstanding the foregoing in this Section 3(c), if the Grantee’s Termination Date occurs in the same calendar year as the Date of Grant and the Grantee has been in Continuous Service for at least six months during such calendar year, this Option shall instead vest and become exercisable only with respect to the number of Shares determined by multiplying the total number of Shares subject to this Option by a fraction, the numerator of which is the number of completed calendar months in such calendar year during which Grantee remained in Continuous Service, and the denominator of which is equal to the number of months in the vesting period. Such prorated portion shall vest and become exercisable ratably in accordance with the vesting schedule set forth in the Notice. The remaining unvested portion of this Option (if any) shall be immediately canceled and forfeited without consideration. If the Grantee has been in Continuous Service for less than six months during such calendar year, this Option shall be immediately canceled and forfeited without consideration as of the Termination Date.

iii.    Exercisability. The vested and exercisable portion of this Option (including any portion that vests and becomes exercisable following the termination of Continuous Service pursuant to this Section 3(c)), shall remain exercisable until the Date of Expiration set forth in the Notice.

iv.    Special Circumstances. If the Grantee’s Continuous Service terminates in a manner that does not entitle the Grantee to receive any severance benefits from a severance plan maintained by the Company or a Subsidiary, this Option may be treated in the manner set forth in Section 3(c)(i), but only if the Grantee and the Company have executed a written separation agreement providing that this Option shall receive such treatment.

d.    Divestitures and Transfers.

i.

Termination Due to Divestiture – Hired by Purchaser. If the Grantee’s Continuous Service terminates in connection with a divestiture, sale, or other transaction, and the Grantee either (A) continues in employment with the divested entity following the closing of a stock transaction, or (B) is offered and accepts employment with the purchaser in connection with an asset transaction, then this Option shall be treated in the same manner as if the Grantee’s Continuous Service had terminated due to death or Disability, as set forth in Section 3(a) above.

ii.

Termination Due to Divestiture – Offer Declined. If the Grantee’s Continuous Service terminates in connection with a divestiture, sale, or other transaction, and the Grantee is offered but declines employment with the purchaser in such transaction, then this Option shall be immediately canceled and forfeited without consideration as of the Grantee’s Termination Date.

iii.

Transfer to Joint Venture – Less Than 50% Company Ownership. If the Grantee’s Continuous Service terminates because of his or her transfer to a joint venture in which the Company and its Subsidiaries own less than fifty percent (50%) of the outstanding voting securities of the joint venture entity, then this Option shall be treated in the same manner as if the Grantee’s Continuous Service had terminated due to death or Disability, as set forth in Section 3(a) above. For the avoidance of doubt, a secondment of the Grantee to the joint venture is not a termination for purposes of this Section 3(d)(iii).

iv.

Transfer to a Joint Venture or Subsidiary – 50% or Greater Company Ownership. If the Grantee transfers employment to a joint venture or other entity in which the Company and its Subsidiaries own fifty percent (50%) or more of the outstanding voting securities of such entity, then this Option shall continue in effect in accordance with and subject to the terms and conditions set forth in this Agreement. For the avoidance of doubt, a secondment of the Grantee to the joint venture is not a transfer for purposes of this Section 3(d)(iv).

e.    Cause. If the Grantee’s Continuous Service is terminated due to Cause, then this Option (including both any vested or non-vested portions) shall be immediately canceled and forfeited without consideration as of the Termination Date.

4.    Change in Control. In the event of a Change in Control, the Committee may determine the treatment of this Option subject to and in accordance with the provisions of the Plan. If the Options vest in connection with a Change in Control, the Options shall become exercisable at the time and in the manner provided under the Plan.

5.    Exercise of Option. This Option may be exercised, in whole or in part, to the extent vested at any time prior to the Date of Expiration (or, if earlier, the time this Option is cancelled and forfeited by the Grantee in accordance with Sections 2, 3, 4 or 6) by giving written notice of exercise to the Company in a manner designated by the Committee that specifies the number of shares of Common Stock subject to such exercise. Such notice of exercise shall be accompanied by payment in full of the aggregate Exercise Price of the Shares subject to the exercise. Payment of the aggregate Exercise Price made be made by (i) United States dollars (including by official bank check, certified check, or the equivalent), (ii) shares of Common Stock of the Company having a Fair Market Value equal to the amount of the aggregate Exercise Price, determined as of the date of exercise, (iii) a combination of the methods described in clauses (i) and (ii), or (iv) such other method as may be approved by the Committee. Prior to such notice of exercise, and prior to the issuance and delivery of any Shares pursuant to such exercise, Grantee (or Grantee’s beneficiary) shall make arrangements satisfactory to the Company for the payment of any taxes required to be withheld in connection with the exercise of this Option under all applicable laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. Shares subject to the exercise of this Option shall be issued and delivered to Grantee as soon as administratively practicable following the Company’s receipt of Grantee’s notice of exercise and payment in full of the aggregate Exercise Price for such Shares.

6.    Expiration; Forfeiture; Recoupment.

a.    Expiration. Notwithstanding anything in this Agreement to the contrary, this Option (whether vested or unvested) shall expire and cease to be exercisable as of the Date of Expiration.

b.    Event of Restatement. If the Committee determines that Grantee’s acts or omissions contributed to the need to restate any previously issued financial statements, the Committee may require the Grantee to reimburse or repay to the Company, or the Company may reduce the amount of this Award, by up to the amount of any “gain” the Grantee received. For purposes of this Section 6(b), “gain” shall mean the amount that the Grantee received in connection with this Award (including the proceeds of any sale of Common Stock issued pursuant to the exercise of this Award), less the amount that the Grantee should have received based upon the restated financial results. The Company may recover amounts due under this Section 6(b) by all means available, including obtaining direct repayment from the Grantee, withholding such amount from other amounts owed by the Company or an Affiliate to the Grantee (or with respect to the Grantee), and/or causing the cancellation of any outstanding incentive award due to the Grantee under the Plan or otherwise. This Section 6(b) shall not affect the Company’s ability to pursue any other available rights and remedies under applicable law.

c.    Unfair Competition. If the Committee determines that Grantee has engaged in “unfair competition”, the Grantee shall (i) immediately forfeit this Option (whether vested or unvested) as of the date Grantee first engaged in such unfair competition, as determined by the Committee, and (ii) promptly pay to the Company the excess of the Fair Market Value of all Shares issued pursuant to the exercise of this Award within the three years preceding such date (as of the exercise date) over the aggregate exercise price. For purposes of this Section 6(c), “unfair competition” means any act or omission by Grantee that (x) competes, or is intended to compete, with the Company, or (y) is or may be harmful to the interests of the Company. For purposes of this Section 6(c), “Company” shall mean the Company and/or any Subsidiary or Affiliate that has employed the Grantee, retained the Grantee’s services or to which the Grantee provided services. This Section 6(c) shall not affect the Company’s ability to pursue any other available rights and remedies under applicable law.

d.    Termination by Grantee. If the Grantee terminates his or her employment with the Company and its Subsidiaries for any reason other than death, Disability or following the satisfaction of the Age and Service Requirements within the one-year period after this Option is exercised, the Grantee shall pay to the Company, with respect to each Share that is issued pursuant to such exercise, the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price. This requirement shall be waived only if the Company (or its duly appointed agent(s)) determines in its sole discretion that such waiver is in the best interests of the Company and its Subsidiaries.

e.    Unpaid Leave of Absence. In the event Grantee takes an unpaid leave of absence from the Company or any Subsidiary, the Committee may in its discretion take any action that is consistent with the terms of the Plan and applicable law, including but not limited to suspending vesting of the Award during the period of leave, or causing Grantee to forfeit any unvested portion of this Award.

f.    Acceptance of Award Terms. If the Grantee fails to accept the terms of the Award before the deadline set forth in the Notice, such Award shall be forfeited in its entirety, unless otherwise provided by the Committee.

7.    Beneficiary Designation. To the extent permitted by the Committee, Grantee may designate a beneficiary (including a trust beneficiary) to receive any unexercised Shares following Grantee’s death by identifying a beneficiary in writing in a manner designated by the Committee. Any such designation shall be effective upon receipt by the Company at any time prior to Grantee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. Subject to the foregoing, a beneficiary designation may be changed or revoked by Grantee at any time, provided that the change or revocation is filed with and received by the Company prior to the Grantee’s death. No beneficiary designation, change, or revocation will be effective unless it is in writing in a manner designated by the Committee and received by the Company before Grantee’s death. In the event the Grantee fails or is not permitted to designate a beneficiary, or if for any reason the designation is legally ineffective, or if no designated beneficiary survives to the date that distribution is payable, any amount due under the Plan to the Grantee shall be payable, in the following order: (1) to the Grantee’s legal spouse or Domestic Partner; (2) to the Grantee’s surviving Children in equal shares; or (3) to the Grantee’s estate. Upon the divorce of the Grantee, a prior designation of a legal spouse as a beneficiary shall be automatically null and void, and the Plan shall not be liable to the former spouse.

8.    No Shareholder Rights. Neither this Award nor the Shares underlying this Award confers to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company, including a right to receive any dividends, Dividend Equivalents, or other distributions with respect to the Common Stock underlying this Option, unless and until shares of Common Stock are issued to such person pursuant to the exercise of this Award.

9.    No Right to Continued Service. Nothing in this Agreement shall interfere with, limit, or affect in any way, the right of the Company or any Affiliate to terminate Grantee’s employment or service at any time, nor confer upon Grantee any right to continue in the employment or service of the Company or any Affiliate.

10.    Payment of Taxes. Grantee will, no later than the date of exercise of this Option, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state, local, or non-U.S. taxes of any kind that the Company determines is sufficient to satisfy such withholding tax requirements with respect to the Shares subject to such exercise. If Grantee fails to do so, then the Company shall withhold Shares issuable upon exercise as may be necessary to cover such tax obligations.

11.    Section 409A. This Agreement and payments hereunder shall be interpreted to be exempt from the requirements of Section 409A of the Code pursuant to Section 1.409A-1(b)(5)(i) of the Treasury regulations promulgated under Section 409A of the Code.

12.    Governing Law. This Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

13.    Plan Controls. The terms contained in the Plan are hereby incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, or as to matters as to which this Agreement is silent, the provisions of the Plan shall be controlling and determinative.

14.    Entire Agreement. Subject to the following sentence, this Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement and the Plan. Notwithstanding the foregoing sentence, this Agreement does not supersede any agreement between Grantee and the Company and/or its Affiliates that imposes non-competition, non-disclosure, non-solicitation, or other obligations on the Grantee. The terms of any such agreement described in the preceding sentence shall remain in full force and shall not be affected by the terms of this Agreement.

15.    Severability. If any one or more provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

16.    Waiver. The waiver by the Company with respect to Grantee’s compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee of such provision of this Agreement.

17.    Reformation. It is the intention of Grantee and the Company that if any of the restrictions, limitations, or obligations of the Grantee set forth in this Agreement are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions, limitations, or obligations shall be modified and enforced to the greatest extent that the court deems permissible.

18.    Successors and Third-Party Beneficiaries. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan. Each of the Company’s Affiliates shall be deemed to be a third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

19.    Notice. Notices and communications under this Agreement must be in writing (and in the case of notices by the Company, any such notice must be made by an individual authorized by the Committee to communicate regarding the subject of the notice) and unless provided otherwise in this Agreement or by the Committee, either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: General Counsel, Dow Inc., 2211 H.H. Dow Way, Midland, MI 48674, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

20.    Whistleblower Protections. Nothing in this Agreement, any other agreement, or policy of the Company or its Affiliates is intended, or should be interpreted, to prohibit the Grantee from (1) reporting possible violations of federal law or regulation to any government agency or entity, (2) making any disclosures that are protected under the whistleblower provisions of federal law or regulation, or (3) otherwise cooperating with any government inquiry, in each case without advance approval by, or prior, contemporaneous, or subsequent notice to, anyone in the Company of its Affiliates.

21.    Data Privacy. The Grantee acknowledges and agrees that the Company and its Affiliates will process and retain certain personal data for the purposes of (1) calculating Awards, (2) monitoring Award terms and conditions, and (3) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and employment dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its Affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

22.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Grantee also agrees that all online acknowledgements shall have the same force and effect as a written signature.

23.    Addendum. Notwithstanding the provisions in this Agreement, if the Grantee resides and/or works outside the United States, this Option shall be subject to the special terms and conditions set forth in the addendum to this Agreement (the “Addendum”). Moreover, if the Grantee relocates to one of the jurisdictions included in the Addendum, the special terms and conditions for such jurisdiction will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes a part of this Agreement.